                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*



                              ACORN PRODUCTS, INC.
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)


                                   004857 10 8
                                 (CUSIP Number)

       Michael E. Cahill, Esq.                              Kenneth Liang
 Managing Director & General Counsel             Managing Director & General Counsel
         The TCW Group, Inc.                       Oaktree Capital Management, LLC
865 South Figueroa Street, Suite 1800             333 South Grand Avenue, 28th Floor
    Los Angeles, California  90017                  Los Angeles, California 90071
          (213) 244-0000                                    (213) 830-6300



            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  June 21, 1999
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


-----------------------------------     ---------------------------------------
CUSIP NO. 004857 10 8                        PAGE   2   OF   15   PAGES
         --------------                      -----    ------

-----------------------------------     ---------------------------------------


--------------------------------------------------------------------------------
      1          NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 The TCW Group, Inc.
--------------------------------------------------------------------------------
      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /X/
                                                                        (b) / /


--------------------------------------------------------------------------------
      3
                 SEC USE ONLY


--------------------------------------------------------------------------------
      4
                 SOURCE OF FUNDS*

                 OO
--------------------------------------------------------------------------------
      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEMS 2(d) OR 2(e)                              / /


--------------------------------------------------------------------------------
      6
                 CITIZENSHIP OR PLACE OF ORGANIZATION

                 Nevada

--------------------------------------------------------------------------------
                         7
     NUMBER OF                     SOLE VOTING POWER
      SHARES
   BENEFICIALLY                    3,162,049
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                   -------------------------------------------------------------
                         8         SHARED VOTING POWER

                                   -0-
                   -------------------------------------------------------------
                         9         SOLE DISPOSITIVE POWER

                                   3,162,049
                   -------------------------------------------------------------
                         10        SHARED DISPOSITIVE POWER

                                   -0-
--------------------------------------------------------------------------------
     11
               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,162,049
--------------------------------------------------------------------------------
     12
               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /

--------------------------------------------------------------------------------
     13
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               52.5%
--------------------------------------------------------------------------------
     14
               TYPE OF REPORTING PERSON*

               HC; CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


-----------------------------------     ---------------------------------------
CUSIP NO. 004857 10 8                                PAGE   3   OF   15   PAGES

-----------------------------------     ---------------------------------------


--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Robert A. Day
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)    /X/
                                                                     (b)    / /


--------------------------------------------------------------------------------
      3
               SEC USE ONLY


--------------------------------------------------------------------------------
      4
               SOURCE OF FUNDS*

               OO
--------------------------------------------------------------------------------
      5
               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED     / /
               PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
     NUMBER OF
      SHARES
   BENEFICIALLY              3,162,049
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     -----------------------------------------------------------
                       8     SHARED VOTING POWER

                             -0-
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             3,162,049
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,162,049
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /


--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               52.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IN; HC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


-----------------------------------       --------------------------------------
CUSIP NO. 004857 10 8                         PAGE   4   OF   15   PAGES
         --------------                            -----    ------

-----------------------------------       --------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Trust Company of the West
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)    /X/
                                                                      (b)    / /


--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

               OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) OR 2(e)                                / /


--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               California

--------------------------------------------------------------------------------
                       7      SOLE VOTING POWER
     NUMBER OF
      SHARES
   BENEFICIALLY               1,013,473
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     -----------------------------------------------------------
                       8      SHARED VOTING POWER

                              -0-
                     -----------------------------------------------------------
                       9      SOLE DISPOSITIVE POWER

                              1,013,473
                     -----------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,013,473
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                     / /


--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               16.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO; BK
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


-------------------------------            ------------------------------------
CUSIP NO. 004857 10 8                             PAGE   5   OF   15   PAGES
         --------------                                -----    ------

-------------------------------            ------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               TCW Asset Management Company
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)     /X/
                                                                     (b)     / /


--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

               OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
               PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               California
--------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
     NUMBER OF
      SHARES
   BENEFICIALLY              2,148,576
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     -----------------------------------------------------------
                       8     SHARED VOTING POWER

                             -0-
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             2,148,576
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,148,576
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /


--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               35.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               CO; IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


-----------------------------          -----------------------------------------
CUSIP NO. 004857 10 8                       PAGE   6   OF   15   PAGES
         --------------                          -----    ------

-----------------------------          -----------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               TCW Special Credits
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)    /X/
                                                                     (b)    / /


--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

               OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) OR 2(e)                                / /


--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               California

--------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
     NUMBER OF
      SHARES
   BENEFICIALLY              2,148,576
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     -----------------------------------------------------------
                       8     SHARED VOTING POWER

                             -0-
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             2,148,576
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,148,576
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /


--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               35.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN; IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


-----------------------------         ------------------------------------------
CUSIP NO. 004857 10 8                     PAGE   7   OF   15   PAGES
         --------------                        -----    ------

-----------------------------         ------------------------------------------


--------------------------------------------------------------------------------
      1
               NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               TCW Special Credits Fund III
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      /X/
                                                                    (b)      / /

--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

               OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) OR 2(e)                                / /


--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               California
--------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
     NUMBER OF
      SHARES
   BENEFICIALLY              660,036
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     -----------------------------------------------------------
                       8     SHARED VOTING POWER

                             -0-
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             660,036
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               660,036
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /


--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


-----------------------------              -------------------------------------
CUSIP NO. 004857 10 8                         PAGE   8   OF   15   PAGES
         --------------                            -----    ------

-----------------------------              -------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               TCW Special Credits Fund IIIb
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)       /X/
                                                                   (b)       / /


--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

               OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
               PURSUANT TO ITEMS 2(d) OR 2(e)


--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               California

--------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
     NUMBER OF
      SHARES
   BENEFICIALLY              625,988
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     -----------------------------------------------------------
                       8     SHARED VOTING POWER

                             -0-
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             625,988
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               625,988
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /


--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------           ---------------------------------------
CUSIP NO. 004857 10 8                        PAGE   9   OF   15   PAGES
         --------------                           -----    ------

------------------------------           ---------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               TCW Special Credits Trust IIIb
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      /X/
                                                                    (b)      / /


--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

               OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) OR 2(e)                                / /


--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               California
--------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
     NUMBER OF
      SHARES
   BENEFICIALLY              447,124
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     -----------------------------------------------------------
                       8     SHARED VOTING POWER

                             -0-
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             447,124
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               447,124
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /


--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------         -----------------------------------------
CUSIP NO. 004857 10 8                     PAGE   10   OF   15   PAGES
         --------------                        ------    ------

------------------------------         -----------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Oaktree Capital Management, LLC
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)     /X/
                                                                     (b)     / /


--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) OR 2(e)                                / /


--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               California

--------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
     NUMBER OF
      SHARES
   BENEFICIALLY              1,149,500
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     -----------------------------------------------------------
                       8     SHARED VOTING POWER

                             -0-
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             1,149,500
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,149,500
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /


--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               19.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               IA; OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


-----------------------------             --------------------------------------
CUSIP NO. 004857 10 8                        PAGE   11   OF   15   PAGES
         --------------                           ------    ------

-----------------------------             --------------------------------------


--------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               OCM Principal Opportunities Fund, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)      /X/
                                                                   (b)      / /


--------------------------------------------------------------------------------
      3        SEC USE ONLY


--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) OR 2(e)                                / /


--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                       7     SOLE VOTING POWER
     NUMBER OF
      SHARES
   BENEFICIALLY              1,149,500
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                     -----------------------------------------------------------
                       8     SHARED VOTING POWER

                             -0-
                     -----------------------------------------------------------
                       9     SOLE DISPOSITIVE POWER

                             1,149,500
                     -----------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,149,500
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /


--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               19.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

This Amendment No. 2 amends and supplements, pursuant to Rule 13d-2(a), the
Schedule 13D of The TCW Group, Inc., Robert A. Day, Trust Company of the West, TCW Asset Management Company, TCW Special Credits, TCW Special Credits Fund III, TCW Special Credits Fund IIIb, TCW Special Credits Trust IIIb, Oaktree Capital Management, LLC and OCM Principal Opportunities Fund, L.P. filed with the Securities and Exchange Commission on July 3, 1997 and amended by Amendment No. 1 filed on December 17, 1997, relating to the common stock, par value $0.001 per share (the "Common Stock") of Acorn Products, Inc., a Delaware corporation (the "Issuer").

ITEM 2.  IDENTITY AND BACKGROUND

The last line of paragraph four of Item 2 (excluding the beginning paragraph listing the entities on whose behalf the Schedule 13D is filed) is hereby amended and restated to read as follows: The address of the principal business and principal office for Oaktree and the Oaktree Fund is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

Under the list of Executive Officers for TCWG (see paragraph (i) under the heading "(a) - (c) & (f)"), the last name on the list, David K. Sandie, is hereby replaced with William C. Sonneborn.

Under the list of Executive Officers & Directors for TCW (see paragraph (ii) under the heading "(a) - (c) & (f)"), the acting duties of Ernest O. Ellison are hereby amended and restated to read as follows: Director, Vice Chairman & Chairman, Investment Policy Committee. The last name on the list, David K. Sandie, is hereby replaced with William C. Sonneborn.

Under the list of Executive Officers & Directors for TAMCO (see paragraph (iii) under the heading "(a) - (c) & (f)"), the acting duties of Marc I. Stern are hereby amended and restated to read as follows: Director & President & Vice Chairman of the Board. The acting duties of Ernest O. Ellison are hereby amended and restated to read as follows: Chairman, Investment Policy Committee.
Finally, the last name on the list (David K. Sandie) is hereby replaced with William C. Sonneborn.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Paragraph five of Item 3 is hereby amended and restated in its entirety to read as follows:

The Oaktree Fund holds 1,149,500 shares of the Issuer's outstanding Common Stock. The Oaktree Fund acquired 812,500 shares of the Issuer's outstanding Common Stock in the Issuer's initial public offering for $14.00 per share. The Oaktree Fund acquired 125,000 shares of the Issuer's outstanding Common Stock pursuant to a negotiated private transaction for $14.00 per share. Through open market purchases, the Oaktree Fund acquired 10,000 shares of the Issuer's outstanding Common Stock for $14.00 per share, 20,000 shares of the Issuer's outstanding Common Stock for $10.75 per share, and 140,000 shares of the Issuer's outstanding Common Stock for $10.28, all prior to Amendment No.1 mentioned above. On June 21, 1999, the Oaktree Fund acquired 42,000 shares of the Issuer's outstanding Common Stock for $4.8125 per share. All such purchases were made from the working capital of the Oaktree Fund.


ITEM 5.  INTEREST AND SECURITIES OF THE ISSUER

Paragraphs one through seven of subsection (a) of Item 5 are hereby amended and restated in their entirety as follows:

As of the date of this Statement, TCW Special Credits Fund III owns 660,036 shares of the Issuer's outstanding Common Stock, which is approximately 11.0% of the Issuer's outstanding Common Stock. TCW Special Credits Fund IIIb owns 625,988 shares of the Issuer's outstanding Common Stock, which is approximately 10.4% of the Issuer's outstanding Common Stock. Special Credits, as the sole general partner of the Special Credits Limited Partnerships and as investment manager of the Special Credits Accounts, may be deemed to beneficially own 2,148,576 shares of the Issuer's outstanding Common Stock, which is approximately 35.7% of the Issuer's outstanding Common Stock.

As of the date of this Statement, TCW Special Credits Trust IIIb owns 447,124 shares of the Issuer's outstanding Common Stock, which is approximately 7.4% of the Issuer's outstanding Common Stock. TCW, as the trustee of the Special Credits Trusts, may be deemed to beneficially own 1,013,473 shares of the Issuer's outstanding Common Stock, which is approximately 16.8% of the Issuer's outstanding Common Stock.

TAMCO, as the managing general partner of Special Credits, may be deemed to beneficially own the Issuer's outstanding Common Stock held by the Special Credits Limited Partnerships and the Special Credits Accounts, all of which constitutes 2,148,576 shares of the Issuer's outstanding Common Stock, or approximately 35.7% of the outstanding shares of the Issuer's Common Stock.

TCWG, as the parent corporation of TCW and TAMCO, may be deemed to beneficially own shares of the Issuer's outstanding Common Stock deemed to be owned by the other TCW Related Entities and the Special Credits Accounts, all of which constitutes 3,162,049 shares of the Issuer's outstanding Common Stock, or approximately 52.5% of the outstanding shares of the Issuer's Common Stock. TCWG, TCW, TAMCO and Special Credits each disclaims beneficial ownership of the shares of the Issuer's outstanding Common Stock reported herein and the filing of this Statement shall not be construed as an admission that any such entity is the beneficial owner of any securities covered by this Statement. Bruce A. Karsh, Howard S. Marks, D. Richard Masson and Sheldon M. Stone each disclaims ownership of the shares of the Issuer's Common Stock reported herein and the filing of this Statement shall not be construed as an admission that any of such individuals is the beneficial owner of any securities covered by this Statement.

Mr. Day may be deemed to beneficially own the Issuer's outstanding Common Stock deemed to be owned by the other TCW Related Entities, all of which constitutes 3,162,049 shares of the Issuer's outstanding Common Stock (approximately 52.5% of the Issuer's outstanding Common Stock). Mr. Day disclaims beneficial ownership of the Issuer's outstanding Common Stock reported herein and the filing of this Statement shall not be construed as an admission that Mr. Day is the beneficial owner of any securities covered by this Statement.

As of the date of this Statement, the Oaktree Fund beneficially owns 1,149,500 shares of the Issuer's outstanding Common Stock, which is approximately 19.1% of the Issuer's outstanding Common Stock.

Oaktree, as the general partner of the Oaktree Fund, may be deemed to beneficially own 1,149,500 shares of the Issuer's Common Stock. Certain principals of Oaktree are individual general partners of Special Credits (the "Individual Partners"). The Individual Partners, in their capacity as general partners of Special Credits have been designated to manage the Special Credits, Limited Partnerships, the Special Credits Trusts and the Special Credits Accounts. Although Oaktree provides consulting, research and other investment management support to the Individual Partners, Oaktree does not have voting or dispositive power with respect to the Special Credits Limited Partnerships, the Special Credits Trusts or the Special Credits Accounts. Oaktree therefore disclaims beneficial ownership of the 3,162,049 shares of the Issuer's Common Stock, or approximately 52.5% of the outstanding shares of the Issuer's Common Stock, held by the Special Credits Entities and the Special Credits Accounts, and the filing of this Statement shall not be construed as an admission that Oaktree is the beneficial owner of any securities held by the Special Credits Entities and the Special Credits Accounts.


Paragraph five of subsection (b) of Item 5 is hereby amended and restated in its entirety as follows:

Oaktree, as the general partner of the Oaktree Fund, has discretionary authority and control over all of the assets of the Oaktree Fund pursuant to the partnership agreement for the Oaktree Fund, including the power to vote and dispose of the Issuer's Common Stock held in the name of the Oaktree Fund. Therefore, Oaktree has the power to vote and dispose of 1,149,500 shares of the Issuer's Common Stock.

                                    SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Amendment No. 2 is true, complete and correct.

Dated as of this 14th day of July, 1999.

THE TCW GROUP, INC.

/s/  Susan Marsch
----------------------------------
Susan Marsch
Authorized Signatory


ROBERT A. DAY

/s/  Susan Marsch
----------------------------------
Susan Marsch
Under Power of Attorney dated
March 31, 1999, on file with
Schedule 13G for Hibbett Sporting
Goods, Inc. dated April 9, 1999


TRUST COMPANY OF THE WEST

/s/  Kenneth Liang
----------------------------------
Kenneth Liang
Authorized Signatory


TCW ASSET MANAGEMENT COMPANY

/s/  Kenneth Liang
----------------------------------
Kenneth Liang
Authorized Signatory


TCW SPECIAL CREDITS

/s/  Kenneth Liang
----------------------------------
Kenneth Liang
Authorized Signatory of TCW Asset Management Company,
the Managing General Partner of TCW Special Credits


TCW SPECIAL CREDITS FUND III

/s/  Kenneth Liang
----------------------------------
Kenneth Liang
Authorized Signatory of TCW Asset Management Company,
the Managing General Partner of TCW Special Credits,
the General Partner of TCW Special Credits Fund III


TCW SPECIAL CREDITS FUND IIIb

/s/  Kenneth Liang
----------------------------------
Kenneth Liang
Authorized Signatory of TCW Asset Management Company,
the Managing General Partner of TCW Special Credits,
the General Partner of TCW Special Credits Fund IIIb

TCW SPECIAL CREDITS TRUST IIIb

/s/  Kenneth Liang
----------------------------------
Kenneth Liang
Authorized Signatory of Trust Company of the West,
the trustee of TCW Special Credits Trust IIIb


OAKTREE CAPITAL MANAGEMENT, LLC

/s/  Kenneth Liang
----------------------------------
Kenneth Liang
Managing Director and General Counsel


OCM PRINCIPAL OPPORTUNITIES FUND, L.P.

/s/ Kenneth Liang
----------------------------------
Kenneth Liang
Managing Director and General Counsel of
Oaktree Capital Management, LLC,
the General Partner of OCM
Principal Opportunities Fund, L.P.